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                                                             Exhibit 99(a)(1)(E)

                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                             WESTFIELD AMERICA, INC
                                       AT
                              $16.25 NET PER SHARE
                                       BY
            WESTFIELD AMERICA MANAGEMENT LIMITED, IN ITS CAPACITY AS
           RESPONSIBLE ENTITY AND TRUSTEE OF WESTFIELD AMERICA TRUST
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    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
           CITY TIME, ON APRIL 3, 2001, UNLESS THE OFFER IS EXTENDED.
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                                                                   March 5, 2001

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

    Westfield America Management Limited (the "Purchaser"), in its capacity as responsible entity and trustee of Westfield America Trust, an Australian publicly traded unit trust, offers to purchase all outstanding shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of Westfield America, Inc., a Missouri corporation (the "Company") (other than Shares owned by the Purchaser and certain of its affiliates), at a price of $16.25 per Share, to the seller in cash, less any taxes that are required to be withheld and paid to a government entity, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 5, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer") enclosed herewith. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 14, 2001, among the Purchaser, Mall Acquisition Corp., a to-be-formed Delaware corporation, and the Company. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

    1.  The Offer to Purchase, dated March 5, 2001;

    2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

    3. A Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company (the "Depositary"), or if the procedures for book-entry transfer cannot be completed, by the Expiration Date (as defined in the Offer to Purchase);

    4. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    5. A letter to shareholders of the Company from the Board of Directors of the Company, together with a Solicitation/Recommendation Statement on
       Schedule 14D-9, dated March 5, 2001, which has been filed with the Securities and Exchange Commission, which includes the recommendation of the Board of Directors of the Company that shareholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer; and

    6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
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    Upon the terms and subject to the conditions of the Offer (including, if the
Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for Shares which are validly tendered prior to the Expiration Date and not theretofore properly withdrawn when, as and if the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares, or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, pursuant to the procedures described in the section "THE TENDER OFFER--Section 2. Acceptance for Payment and Payment" of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) all other documents required by the Letter of Transmittal.

    The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

    The Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 3, 2001, UNLESS THE OFFER IS EXTENDED.

    In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and in the Offer to Purchase.

    If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in the section "THE TENDER OFFER--Section 3. Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

    Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at its address and telephone number set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          Westfield America Management Limited,
                                          in its capacity as responsible entity
                                          and trustee of Westfield America Trust

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS WILL CONSTITUTE YOU, THE AGENT OF THE PURCHASER, THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.